Exhibit 99.1
Encore Acquisition Company Announces Third Quarter 2007 Results
FORT WORTH, Texas—(BUSINESS WIRE)—October 31, 2007
Encore Acquisition Company (NYSE: EAC) (“Encore” or the “Company”) today reported unaudited third quarter 2007 results.
Highlights include:
•	Exceeded the mid-point of production guidance by over 2,000 net barrels of oil equivalent per day (“BOE/D”);

•	West Texas joint development agreement grew to 8.5 net million cubic feet equivalent per day (“MMcfe/D”);

•	Drilled an East Texas Travis Peak well with a 1.5 gross million cubic feet per day (MMcf/D) initial production rate;

•	Bakken grew from 820 net BOE/D at acquisition to 1,130 net BOE/D currently;

•	Drilled and completed the first Madison well on the Williston Basin acquisition with a current production of 700 gross (385 net) BOE/D;

•	Grew Williston acquisition from 5,060 net BOE/D to over 5,500 net BOE/D in only six months; and

•	Completed the initial public offering of Encore Energy Partners LP (NYSE: ENP).
The following table highlights certain reported amounts for the third quarter of 2007 as compared to the third quarter of 2006. (In millions, except per share amounts, average daily production, percentages, and average price amounts.)

	Three Months Ended September 30,
	2007	2006
Oil and natural gas revenues	$191.7	$131.7
Average daily production volumes (BOE/D)	36,917	29,651
Oil as percentage of total production volumes	74%	67%
Average realized combined price ($/BOE)	$56.45	$48.28
Development and exploration related costs incurred	$94.8	$101.9
Adjusted EBITDAX	$131.4	$87.6
Net income	$12.0	$42.1
Net income per diluted share	$0.22	$0.78
Net income excluding certain charges per diluted share	$0.46	$0.37
Weighted average diluted shares outstanding	54.2	53.8

Encore Acquisition Company
Third Quarter 2007 Earnings Release
Encore’s net income for the third quarter of 2007 was $12.0 million ($0.22 per diluted share) as compared to $42.1 million ($0.78 per diluted share) for the same period of 2006.
Net income excluding certain charges for the third quarter of 2007 was $25.0 million ($0.46 per diluted share) as compared to $19.8 million ($0.37 per diluted share) for the comparable period in 2006. The calculation of net income excluding certain charges excludes for the third quarter of 2007 a loss related to derivative contracts previously designated as hedges of $13.4 million and a mark-to-market fair value gain of $1.8 million (a $7.3 million loss on a combined tax adjusted basis), a loss of $3.5 million related to the divestiture of certain Mid-Continent assets ($2.2 million on a tax adjusted basis), and a charge of $5.7 million for non-cash compensation expense related to ENP’s management incentive units ($3.6 million after adjusting for the minority interest). The same period in 2006 excludes a gain related to derivative contracts previously designated as hedges of $14.4 million and a mark-to-market fair value gain of $50.2 million (a $22.3 million loss on a combined tax adjusted basis). Net income excluding certain charges is defined and reconciled to its most directly comparable GAAP measure of net income in the attached financial schedules.
Adjusted earnings before interest, income taxes, depletion, depreciation and amortization, non-cash stock-based compensation expense, non-cash derivative fair value loss (gain), and exploration expense (“Adjusted EBITDAX”) increased 50 percent to $131.4 million for the third quarter of 2007 as compared to $87.6 million for the third quarter of 2006. Adjusted EBITDAX is defined and reconciled to its most directly comparable GAAP measures in the attached financial schedules.
Jon S. Brumley, Encore’s Chief Executive Officer and President, stated, “We are very pleased with the third quarter of 2007. Production and prices were up and expenses were in line. We exceeded the high-end of our production range guidance by 1,167 BOE/D. We also completed the initial public offering of Encore Energy Partners and used the proceeds to pay down debt. The master limited partnership will make our capital structure more flexible and decrease Encore’s cost of capital. The drilling program is going well with considerable improvement in West Texas, a discovery in East Texas, growth in the Bakken, and New Mexico beating its volume forecast. It’s tough to beat high prices and good development projects.”
The Company’s oil and natural gas revenues increased 46 percent to $191.7 million for the third quarter of 2007 compared to $131.7 million reported in the third quarter of 2006. The higher revenues were a result of increased production volumes and the increase in average realized prices. Oil production represented 74 percent of the Company’s total sales volumes in the third quarter of 2007 as compared to 67 percent in the third quarter of 2006. Average daily production volumes rose 25 percent to 36,917 BOE/D in the third quarter of 2007 from 29,651 BOE/D in the third quarter of 2006. The Company’s production in the third quarter of 2007 exceeded the high end of guidance of 35,750 BOE/D by 1,167 BOE/D and the mid-point by 2,042 BOE/D with an increase in production across all regions (quarter-to-quarter) excluding the sale of certain properties in the Mid-Continent region. Net profits interests reduced reported production by approximately 1,680 BOE/D in the third quarter of 2007 versus 1,313 BOE/D in the third quarter of 2006.
Encore’s results were positively impacted by the increase in crude oil prices and the decrease in differentials in the third quarter of 2007 as compared to the third quarter of 2006. The Company’s average wellhead oil price, which represents the net price the Company receives for its production, averaged $67.80 per Bbl for the third quarter of 2007 versus an average wellhead oil price of $62.20 per

Encore Acquisition Company
Third Quarter 2007 Earnings Release
Bbl for the third quarter of 2006. The NYMEX oil differential was $7.41 per Bbl for the third quarter of 2007. The Cedar Creek Anticline oil wellhead differential to NYMEX tightened to an average of $5.22 per Bbl for the third quarter of 2007 compared to $9.92 per Bbl in the third quarter of 2006. The Company expects its fourth quarter of 2007 oil wellhead differentials to expand to approximately $13.00 per Bbl in total and $14.00 per Bbl in the Cedar Creek Anticline.
Lease operations expenses were $37.1 million ($10.93 per BOE) for the third quarter of 2007 versus $24.5 million ($8.97 per BOE) for the third quarter of 2006.
General and administrative expenses for the third quarter of 2007 included a charge of $5.7 million for compensation expense related to the management incentive units of ENP, one-third of which vested upon completion of ENP’s initial public offering. The remaining two-thirds will vest on September 17th 2008 and 2009, the first and second anniversary of ENP’s initial public offering closing date, and the expense will be recognized over such periods. For the fourth quarter 2007 through the third quarter of 2008, the expense will be approximately $1.1 million per quarter, and for the fourth quarter 2008 through the third quarter of 2009, the expense will be approximately $0.4 million per quarter.
The Company invested $94.8 million in its drilling and exploration programs during the third quarter of 2007, which included unproved acreage acquired, drilling 52 gross (17.5 net) wells.
Operations Update
The Company’s Bell Creek Field in southeast Montana continues to exceed expectations from waterflood reactivation and polymer injections. These properties, in which the Company has a 100 percent working interest, averaged 826 BOE/D in the third quarter of 2007, an increase of 89 percent from the third quarter of 2006.  The Company is targeting future production from these properties to double from the fourth quarter of 2006 to average over 900 BOE/D by the end of 2007.
Drilling continued on the Bakken horizontal play in North Dakota. The Company completed two wells in the third quarter of 2007 and expects to bring on two additional wells in the fourth quarter of 2007. In addition, the Company drilled and completed its first Madison well on a property acquired from Anadarko Petroleum at a cost of approximately $2.4 million gross ($1.5 million net). The well is producing at a production rate of approximately 700 gross (385 net) BOE/D.
In West Texas, the joint development agreement with ExxonMobil continues to show positive results, achieving a peak rate of approximately 29 MMcfe/D gross in September.  Four deep wells were turned to sales in the third quarter of 2007.  Two horizontal wells were completed in the Pegasus Field at rates of 3.9 gross (1.0 net) and 2.7 gross (0.7 net) MMcfe/D (first 30 day average).  Two horizontal wells were also completed in the Parks Field at rates of 2.5 gross (0.6 net) and 1.0 gross (0.2 net) MMcfe/D.  The Pegasus field is exceeding expectations, and the Company expects to see continued positive results as it is able to drill the lower risk development wells as opposed to the higher risk initial commitment wells. The Company expects the four rig deep program to continue in the fourth quarter of 2007 with at least five additional deep wells completed and going to sales in the quarter.  In addition to volume increases, drilling and completion efficiencies are being realized.   In the deep well program, the time from well spud to sales has improved from 211 days (wells spud prior to January 1, 2007) to 126 days (wells spud after January 1, 2007).  Drilling and completion costs of the Wolfcamp program at Brown Bassett have been reduced 25 percent from the original projections in third quarter 2006.  These efforts

Encore Acquisition Company
Third Quarter 2007 Earnings Release
are a result of hiring experienced drilling personnel, hard work and communication between Encore and ExxonMobil implementation teams.   The Company is 75 percent complete with its commitment wells and looks forward to continued success as Encore drills the lower risk development wells. All commitment wells are expected to be drilled by the end of the second quarter of 2008.
In East Texas, Encore completed another successful Travis Peak well during the third quarter of 2007 with an initial production rate of 1.5 gross (1.1 net) MMcfe/D.  We plan to drill four additional wells in the Travis Peak in East Texas during the fourth quarter of 2007.
In our Elm Grove non-operated field in North Louisiana, in addition to the continuation of the successful infill drilling program in the Cotton Valley and Hosston, Encore participated in its first horizontal lower Cotton Valley well.  Initial production for the well was in excess of 4 MMcf/D.  Encore has approved three additional horizontal wells in the field with working interests ranging from three percent to ten percent.  Encore’s interest in the first well was only three percent, but the Company anticipates development next year in sections where Encore has a 40 percent working interest.
The New Mexico program remains active with one rig drilling in the third quarter of 2007 with one successful well drilled, completed and waiting on a pipeline connection. This area has gone from zero in 2006 to over 7.5 MMcfe/D in the third quarter 2007.
A seven well Frontier drilling program has commenced in Elk Basin. The first well in the program reached total depth on October 28, 2007.
Liquidity Update
The Company used cash proceeds from ENP’s initial public offering to reduce debt during the third quarter of 2007. At September 30, 2007, the Company’s long-term debt, net of discount, was $1.1 billion, including $150 million of 6.25% senior subordinated notes due April 15, 2014, $300 million of 6.0% senior subordinated notes due July 15, 2015, $150 million of 7.25% senior subordinated notes due 2017, and $545 million of outstanding borrowings under the Company’s revolving credit facilities.
EAC owns 14.5 million units of ENP and will receive approximately $0.8 million on November 14, 2007 as a result of ENP’s declared cash distribution.

Encore Acquisition Company
Third Quarter 2007 Earnings Release
Outlook
The Company expects the following in the fourth quarter of 2007:

Average daily wellhead production volumes	38,000 to 39,000 BOE/D
Average daily net profits production volumes	1,750 to 2,250 BOE/D
Average daily reported production volumes	35,750 to 37,250 BOE/D
Oil and natural gas related capital	$90 to $95 million
Lease operations expense	$11.50 to $12.00 per BOE
General and administrative expenses (w/o MIU expense)	$2.00 to $2.25 per BOE
Depletion, depreciation, and amortization	$14.50 to $15.00 per BOE
Production, ad valorem, and severance taxes	9.5% of wellhead revenues
Income tax expense	37.5% effective rate
Income tax expense deferred	96% deferred
Conference Call Details
Title: Encore Acquisition Company and Encore Energy Partners LP Conference Call
Date and Time: Wednesday, October 31, 2007 at 2:30 p.m. Central Time
Webcast: Listen to the live broadcast via http://www.encoreacq.com
Telephone: Dial 877-356-9552 ten minutes prior to the scheduled time and request the conference call by supplying the title specified above or ID 21406969.
A replay of the conference call will be archived and available via Encore’s website at the above web address or by dialing 800-642-1687 and entering conference ID 21406969. The replay will be available through November 14, 2007. International callers can dial 706-679-0419 for the live broadcast or 706-645-9291 for the replay.
About the Company
Encore Acquisition Company is engaged in the acquisition and development of oil and natural gas reserves from onshore fields in the United States. Since 1998, Encore has acquired producing properties with proven reserves and leasehold acreage and grown the production and proven reserves by drilling, exploring, reengineering or expanding existing waterflood projects, and applying tertiary recovery techniques.
Cautionary Statement
This press release includes forward-looking statements, which give Encore’s current expectations or forecasts of future events based on currently available information. Forward-looking statements in this press release relate to, among other things, the benefits of acquisitions and joint venture arrangements, drilling plans, expected net profits interests, the likelihood of acquisitions and dispositions, expected production volumes, expected expenses, expected taxes (including the amount of any deferral), expected capital expenditures (including, without limitation, as to amount and property), expected differentials,

Encore Acquisition Company
Third Quarter 2007 Earnings Release
and any other statements that are not historical facts. The assumptions of management and the future performance of Encore are subject to a wide range of business risks and uncertainties and there is no assurance that these statements and projections will be met. Factors that could affect Encore’s business include, but are not limited to: the risks associated with drilling of oil and natural gas wells; Encore’s ability to find, acquire, market, develop, and produce new properties; the risk of drilling dry holes; oil and natural gas price volatility; derivative transactions (including the costs associated therewith); uncertainties in the estimation of proved, probable and potential reserves and in the projection of future rates of production and reserve growth; inaccuracies in Encore’s assumptions regarding items of income and expense and the level of capital expenditures; uncertainties in the timing of exploitation expenditures; operating hazards attendant to the oil and natural gas business; risks related to Encore’s high-pressure air program; drilling and completion losses that are generally not recoverable from third parties or insurance; potential mechanical failure or underperformance of significant wells; climatic conditions; availability and cost of material and equipment; the risks associated with operating in a limited number of geographic areas; actions or inactions of third-party operators of Encore’s properties; Encore’s ability to find and retain skilled personnel; diversion of management’s attention from existing operations while pursuing acquisitions or joint ventures; availability of capital; the strength and financial resources of Encore’s competitors; regulatory developments; environmental risks; uncertainties in the capital markets; uncertainties with respect to asset sales; general economic and business conditions; industry trends; and other factors detailed in Encore’s most recent Form 10-K and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. Encore undertakes no obligation to publicly update or revise any forward-looking statements.
Contacts
Encore Acquisition Company, Fort Worth

Bob Reeves, Chief Financial Officer	Diane Weaver, Investor Relations
817-339-0918	817-339-0803
rcreeves@encoreacq.com	dweaver@encoreacq.com

Encore Acquisition Company
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Revenues:
Oil	$159,295	$99,516	$377,514	$268,066
Natural gas	32,439	32,177	110,548	109,050
Marketing	3,282	46,004	27,139	106,036

Total revenues	195,016	177,697	515,201	483,152

Expenses:
Production:
Lease operations	37,114	24,478	105,186	70,332
Production, ad valorem, and severance taxes	20,003	13,560	51,750	38,382
Depletion, depreciation, and amortization	49,026	27,471	136,372	82,479
Exploration	8,920	12,322	23,856	18,347
General and administrative	12,668	6,250	26,216	18,199
Marketing	4,089	48,001	27,607	105,661
Derivative fair value loss (gain)	15,786	(33,363)	68,166	(20,263)
Loss on divestiture of oil and gas properties	3,498	—	5,808	—
Other operating	2,853	976	7,859	3,573

Total operating expenses	153,957	99,695	452,820	316,710

Operating income	41,059	78,002	62,381	166,442

Other income (expense):
Interest	(23,933)	(11,261)	(68,040)	(33,766)
Other	857	463	1,889	1,012

Total other income (expense)	(23,076)	(10,798)	(66,151)	(32,754)

Income (loss) before income taxes	17,983	67,204	(3,770)	133,688
Income tax provision	(8,986)	(25,069)	(1,490)	(51,382)
Minority interest in income of consolidated partnership	2,988	—	2,988	—

Net income (loss)	$11,985	$42,135	$(2,272)	$82,306

Net income (loss) per common share:
Basic	$0.23	$0.80	$(0.04)	$1.60
Diluted	$0.22	$0.78	$(0.04)	$1.57

Weighted average common shares outstanding:
Basic	53,198	52,968	53,140	51,481
Diluted	54,179	53,776	53,140	52,375
Encore Acquisition Company
Condensed Statements of Operations
(in thousands)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2007		September 30, 2007
	EAC w/o ENP	ENP	EAC w/o ENP	ENP
Revenues:
Oil	$141,185	$18,110	$338,935	$38,579
Natural gas	29,523	2,916	101,728	8,820
Marketing	1,148	2,134	20,153	6,986

Total revenues	171,856	23,160	460,816	54,385

Expenses:
Production:
Lease operations	32,722	4,392	95,843	9,343
Production, ad valorem, and severance taxes	17,432	2,571	45,893	5,857
Depletion, depreciation, and amortization	40,668	8,358	117,602	18,770
Exploration	8,920	—	23,856	—
General and administrative	6,092	6,576	18,548	7,668
Marketing	2,789	1,300	21,952	5,655
Derivative fair value loss	12,797	2,989	58,680	9,486
Loss on divestiture of oil and gas properties	3,498	—	5,808	—
Other operating	2,610	243	7,325	534

Total operating expenses	127,528	26,429	395,507	57,313

Operating income (loss)	$44,328	$(3,269)	$65,309	$(2,928)

Encore Acquisition Company
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Nine Months Ended
	September 30,
	2007	2006
Net income (loss)	$(2,272)	$82,306
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Non-cash and other items	269,140	143,517
Changes in operating assets and liabilities	(53,224)	8,559

Net cash provided by operating activities	213,644	234,382

Net cash used in investing activities	(833,150)	(277,271)

Financing activities:
Net proceeds from (payments on) long-term debt	463,863	(80,147)
Net proceeds from issuance of equity securities	171,220	127,101
Other	(7,873)	(5,180)

Net cash provided by financing activities	627,210	41,774

Increase (decrease) in cash and cash equivalents	7,704	(1,115)
Cash and cash equivalents, beginning of period	763	1,654

Cash and cash equivalents, end of period	$8,467	$539

Encore Acquisition Company
Condensed Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2007	2006
	(unaudited)
Total assets	$2,699,800	$2,006,900

Liabilities (excluding long-term debt)	$537,964	$528,339
Long-term debt	1,139,099	661,696
Minority interest in consolidated partnership	181,412	—
Stockholders’ equity	841,325	816,865

Total liabilities and stockholders’ equity	$2,699,800	$2,006,900

Working capital (a)	$(12,935)	$(40,745)

(a)	Working capital is defined as current assets minus current liabilities.

Encore Acquisition Company
Selected Operating Results
(in thousands)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Production volumes:
Oil (MBbls)	2,509	1,816	7,027	5,494
Natural gas (MMcf)	5,323	5,471	18,359	17,555
Combined (MBOE)	3,396	2,728	10,086	8,420

Daily production:
Oil (Bbls/D)	27,275	19,740	25,738	20,124
Natural gas (Mcf/D)	57,857	59,463	67,249	64,304
Combined (BOE/D)	36,917	29,651	36,946	30,842

Average realized prices:
Oil (per Bbl)	$63.48	$54.80	$53.73	$48.79
Natural gas (per Mcf)	6.09	5.88	6.02	6.21
Combined (per BOE)	56.45	48.28	48.39	44.79

Average costs per BOE:
Lease operations expense	$10.93	$8.97	$10.43	$8.35
Production, ad valorem, and severance taxes	5.89	4.97	5.13	4.56
Depletion, depreciation, and amortization	14.43	10.07	13.52	9.80
Exploration	2.63	4.52	2.37	2.18
General and administrative	3.73	2.29	2.60	2.16
Derivative fair value loss (gain)	4.65	(12.23)	6.76	(2.41)
Other operating	0.84	0.36	0.78	0.42
Marketing loss (gain)	0.24	0.73	0.05	(0.04)

	Three Months Ended		Nine Months Ended
	September 30, 2007		September 30, 2007
	EAC w/o ENP	ENP	EAC w/o ENP	ENP
Production volumes:
Oil (MBbls)	2,190	319	6,282	745
Natural gas (MMcf)	4,786	537	16,969	1,390
Combined (MBOE)	2,988	408	9,109	977

Daily production:
Oil (Bbls/D)	23,808	3,467	22,260	3,478
Natural gas (Mcf/D)	52,020	5,837	61,951	5,298
Combined (BOE/D)	32,478	4,439	32,586	4,360

Average realized prices:
Oil (per Bbl)	$64.46	$56.79	$53.96	$51.79
Natural gas (per Mcf)	6.17	5.43	5.99	6.35
Combined (per BOE)	57.13	51.48	48.38	48.53

Average costs per BOE:
Lease operations expense	$10.95	$10.75	$10.52	$9.57
Production, ad valorem, and severance taxes	5.83	6.29	5.04	6.00
Depletion, depreciation, and amortization	13.61	20.46	12.91	19.22
Exploration	2.99	—	2.62	—
General and administrative	2.04	16.10	2.04	7.85
Derivative fair value loss	4.28	7.32	6.44	9.71
Other operating	0.87	0.60	0.80	0.55
Marketing loss (gain)	0.55	(2.04)	0.20	(1.36)

Encore Acquisition Company
Derivative Summary as of September 30, 2007
(unaudited)
Oil Derivative Contracts (c)

	Daily	Average	Daily	Average	Daily	Average
	Floor	Floor	Short Floor	Short Floor	Swap	Swap
Period	Volume	Price	Volume (b)	Price (b)	Volume	Price
	(Bbls)	(per Bbl)	(Bbls)	(per Bbl)	(Bbls)	(per Bbl)
Oct. — Dec. 2007	14,500	$56.72	—	$—	3,000	$36.75
Jan. — June 2008	18,500	62.84	(4,000)	50.00	1,000	58.59
July — Dec. 2008	14,500	63.62	(4,000)	50.00	—	—
Jan. — Dec. 2009	8,750	67.63	(5,000)	50.00	1,000	68.70
Jan. — Dec. 2010	2,000	65.00	—	—	—	—

	Daily	Average
	Cap	Cap
	Volume	Price
	(Bbls)	(per Bbl)
Jan. — Dec. 2010	1,000	77.23
Natural Gas Derivative Contracts (c)

	Daily	Average	Daily	Average	Daily	Average
	Floor	Floor	Cap	Cap	Swap	Swap
Period	Volume	Price	Volume	Price	Volume	Price
	(Mcf)	(per Mcf)	(Mcf)	(Per Mcf)	(Mcf)	(per Mcf)
Oct. — Dec. 2007	36,500	$6.85	2,000	$9.85	10,000	$4.99
Jan. — Dec. 2008	24,000	6.58	2,000	9.85	—	—
Jan. — Dec. 2009	4,000	7.70	2,000	9.85	—	—

(b)	Short put positions represent floors the Company sold.

(c)	Average prices represent the underlying contract prices. Oil contracts are predominately written at equivalent NYMEX prices. Natural gas contracts are written at various market indices which may differ substantially from equivalent NYMEX prices.

Encore Acquisition Company
Non-GAAP Financial Measures
(in thousands, except per share amounts)
(unaudited)
     This press release includes a discussion of Adjusted EBITDAX, which is a non-GAAP financial measure. The following table provides reconciliations of Adjusted EBITDAX to net income and net cash provided by operating activities, the Company’s most directly comparable financial performance and liquidity measures calculated and presented in accordance with GAAP.

	Three Months Ended September 30,
	2007	2006
Net income	$11,985	$42,135
Depletion, depreciation, and amortization	49,026	27,471
Non-cash stock-based compensation	7,310	1,944
Exploration	8,920	12,322
Interest expense and other	23,076	10,798
Income taxes	8,986	25,069
Non-cash derivative fair value loss (gain)	22,070	(32,112)

Adjusted EBITDAX	131,373	87,627
Change in operating assets and liabilities	26,353	27,431
Minority interest in income of consolidated partnership	(2,988)	—
Loss on divestiture of oil and gas properties	3,498	—
Other non-cash expense	3,368	2,613
Other expense, net	(23,076)	(10,798)
Current income taxes	133	(1,607)
Cash exploration expense	(279)	(2,360)
Purchased options	(2,473)	—

Net cash provided by operating activities	$135,909	$102,906

     Adjusted EBITDAX is used as a supplemental financial measure by the Company’s management and by external users of the Company’s financial statements, such as investors, commercial banks, research analysts, and others, to assess: (1) the financial performance of the Company’s assets without regard to financing methods, capital structure, or historical cost basis, (2) the ability of the Company’s assets to generate cash sufficient to pay interest costs and support its indebtedness, (3) the Company’s operating performance and return on capital as compared to those of other entities in our industry, without regard to financing or capital structure, and (4) the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.
     Adjusted EBITDAX should not be considered an alternative to net income, operating income, net cash provided by operating activities or any other measure of financial performance presented in accordance with GAAP. The Company’s definition of Adjusted EBITDAX may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDAX in the same manner.
     This press release also includes a discussion of “net income excluding certain charges”, which is a non-GAAP financial measure. The following table provides a reconciliation of net income excluding certain charges to net income, our most directly comparable financial performance and liquidity measure calculated and presented in accordance with GAAP.

	Three Months Ended September 30,
	2007		2006
		Per Diluted		Per Diluted
	Total	Share	Total	Share
Net income	$11,985	$0.22	$42,135	$0.78
Add: OCI amortization and change in fair value in excess of premiums	11,608	0.21	(35,756)	(0.66)
Less: tax provision (benefit) on non-cash derivative fair value	(4,353)	(0.08)	13,409	0.25
Add: loss on divestiture of oil and gas properties	3,498	0.06	—	—
Less: tax benefit on divestiture of oil and gas properties	(1,312)	(0.02)	—	—
Add: non-cash unit-based compensation related to ENP’s management incentive units	5,746	0.11	—	—
Less: change in minority interest related to ENP’s management incentive units	(2,196)	(0.04)	—	—

Net income excluding certain charges	$24,976	$0.46	$19,788	$0.37

     The Company believes that the exclusion of these charges enables it to evaluate operations more effectively period-over-period and to identify operating trends that could otherwise be masked by the excluded items.
     Net income excluding certain charges should not be considered an alternative to net income, operating income, net cash provided by operating activities or any other measure of financial performance presented in accordance with GAAP. The Company’s definition of net income excluding certain charges may not be comparable to similarly titled measures of another company because all companies may not calculate net income excluding certain charges in the same manner.